Exhibit 99.1


      McGrath RentCorp Announces Results for First Quarter 2007

              EPS Increases 19% to $0.37 for the Quarter

                      Rental Revenues Increase 9%


    LIVERMORE, Calif.--(BUSINESS WIRE)--May 3, 2007--McGrath RentCorp (NASDAQ:MGRC) today announced revenues for the quarter ended March 31, 2007, of $60.8 million, an increase of 5%, compared to $57.9 million in the first quarter 2006. The Company reported net income for the first quarter 2007 of $9.3 million, or $0.37 per diluted share, compared to net income of $7.8 million, or $0.31 per diluted share, in the first quarter 2006.

    For the first quarter of 2007, the Company's Mobile Modular division reported an 11% increase in rental revenues to $23.8 million compared with $21.4 million in the first quarter 2006, with gross profit on rental revenues increasing 18% to $15.7 million from $13.4 million in the first quarter 2006. Sales revenues decreased $0.6 million from $4.8 million in the first quarter 2006 to $4.2 million, with comparable gross profit on sales of $1.3 million in the first quarter 2007 and 2006. Total gross profit increased 14% from $17.1 million in the first quarter 2006 to $19.5 million in the first quarter 2007. Selling and administrative expenses increased $0.1 million to $6.5 million in the first quarter 2007. Allocated interest expense increased $0.1 million primarily due to higher average interest rates experienced by the Company. As a result, Mobile Modular's pre-tax income increased 23% from $9.1 million to $11.2 million in the first quarter 2007.

    For the first quarter of 2007, the Company's TRS-RenTelco division reported a 7% increase in rental revenues to $19.5 million from $18.3 million in the first quarter of 2006, with gross profit on rental revenues increasing 7% to $7.9 million from $7.4 million in the first quarter 2006. Sales revenues decreased 9% from $4.5 million to $4.1 million in the first quarter 2007, with gross profit on sales decreasing $0.2 million to $1.5 million from $1.7 million in the first quarter 2006. Selling and administrative expenses were $4.7 million in the first quarter 2007 and 2006. Allocated interest expense increased $0.2 million primarily due to higher average interest rates experienced by the Company. As a result, TRS-RenTelco's pre-tax income increased 7% from $4.0 million to $4.3 million in the first quarter 2007.

    Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

    "Our first quarter results reflect the continuing growth of our modulars and electronics rental businesses. Our long-term success has been and will continue to be driven by rental revenue growth and higher gross profit and margin on rents.

    "Mobile Modular's 11% increase in rental revenues over the first quarter of last year is primarily related to classroom and commercial building shipments in the second through fourth quarters of 2006. We should experience a full 12 months of rental revenues in 2007 on a large number of these orders. Gross profit on rents increasing 18% compared to a year ago was driven by the higher rental revenue level and lower direct expenses within the quarter to maintain and repair rental equipment.

    "Classroom rental opportunities and booking levels have been very favorable thus far in 2007. In California, we are benefiting from strong demand to modernize California's aging public school infrastructure and the passage of the November 2006 statewide facilities bond measure to fund these projects. In Florida, the popularity of our hybrid classroom product, class size reduction and the phasing out of older model code portable classrooms continue to support strong rental revenue growth. Keep in mind that the great majority of these classroom rental orders will not ship and begin billing until the third quarter of 2007. Although first quarter ending utilization stood at 81.5%, slightly above year-end 2006 levels, we would expect marked improvement by the end of the third quarter due to these school shipments. For the first quarter of 2007, our commercial rental booking activity in the California and Texas markets was generally strong, with some weakness in the residential developer sector. In Florida, we are pleased with the volume of commercial opportunities we are experiencing and are gaining more traction in booking orders as we become more experienced in the market.

    "TRS-RenTelco's 7% increase in rental revenues reflects higher booking levels compared to the first quarter of 2006. We benefited from favorable market conditions across a fairly broad base of market segments, including communications network and aerospace and defense applications. However, we also experienced a more competitive environment that contributed to lower average rental rates. Depreciation as a percentage of rents for the first quarter was 46.7% compared to 44.4% in Q4 2006. We would expect this key metric to improve in 2007 as we increase utilization of the latest technology equipment that we've acquired over the past 12 months and continue to sell older model inventory.

    "In the first quarter our earnings benefited from selling and administrative expenses that were comparable to the prior year. These expenses were lower than anticipated for the quarter chiefly due to the timing of filling various management positions, and to a lesser degree lower general administrative costs and bad debt expense. However, we expect our overhead expenses for the year to increase in the quarters ahead as we continue to invest in our planned modular geographic expansion, investigation and incubation of other strategic growth initiatives, creating greater management bench strength and IT infrastructure and ERP application platform upgrades."

    FIRST QUARTER 2007 HIGHLIGHTS (AS COMPARED TO FIRST QUARTER 2006)

    -- Rental revenues increased 9% to $43.3 million. Within rental revenues, Mobile Modular increased 11% from $21.4 million to $23.8 million; TRS-RenTelco increased 7% from $18.3 million to $19.5 million.

    -- Sales revenues decreased 11% to $9.3 million, resulting from lower sales volume in Mobile Modular, TRS-RenTelco and Enviroplex. The lower sales volume with a comparable gross margin percentage of 30.2% in 2007 and 2006, resulted in a gross profit decrease of $0.4 million. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.

    -- Depreciation of rental equipment increased 11% to $12.0 million, with Mobile Modular increasing 16% to $2.9 million from $2.5 million in 2006, and TRS-RenTelco increasing 9% to $9.1 million from $8.3 million in 2006.

    -- Debt increased $8.7 million during the quarter to $174.2 million, with the Company's total liabilities to equity ratio decreasing from 1.54 to 1 at December 31, 2006 to 1.51 to 1 as of March 31, 2007. As of March 31, 2007, the Company, under its lines of credit, had capacity to borrow an additional $80.8 million.

    -- Dividend rate increased 13% to $0.18 per share for the first quarter 2007, as compared to $0.16 per share for the first quarter of 2006. On an annualized basis, this dividend represents a 2.3% yield on the May 2, 2007 close price of $31.40.

    -- Cash flows from operating activities decreased $7.3 million during the quarter to $16.4 million, primarily attributable to the reduction in accounts receivable in 2006 that did not recur in 2007 partly offset by improved operating results and other balance sheet changes.

    -- EBITDA increased 14% to $31.3 million for the first quarter of 2007 compared to $27.4 million for the first quarter of 2006. EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization and other non-cash stock compensation. A reconciliation of net income to EBITDA can be found at the end of this release.

    You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    FINANCIAL GUIDANCE

    The Company reconfirms its 2007 full-year earnings per share to be in a range of $1.65 to $1.73 per diluted share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of May 3, 2007. Actual 2007 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    CONFERENCE CALL NOTE: As previously announced in its press release of April 12, 2007, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 3, 2007 to discuss the first quarter 2007 results. To participate in the teleconference, dial 1-800-219-6110 (in the U.S.), or 1-303-262-2200
(outside the US), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11087722.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "estimates", "will", "should", "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the Company's 10-K, 10-Q and other SEC filings, including, the effectiveness of management's strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture our products in a timely manner and to our specifications; our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions; fluctuations in interest rates and the Company's ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation and claims from employees, vendors and other third parties; fluctuations in the Company's effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; state funding for education; new or modified statutory or regulatory requirements; success of the Company's strategic growth initiatives; risks associated with doing business with government entities; seasonality of our educational and electronics business; intense industry competition; our ability to timely deliver, install and redeploy our modular products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or developments.



                           MCGRATH RENTCORP
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)
----------------------------------------------------------------------
                                                       Three Months
                                                      Ended March 31,
                                                     -----------------
(in thousands, except per share amounts)              2007     2006
----------------------------------------------------------------------
REVENUES
-----------------------------------------------------
  Rental                                             $43,308  $39,671
  Rental Related Services                              7,422    7,067
                                                     -------- --------
    Rental Operations                                 50,730   46,738
  Sales                                                9,343   10,498
  Other                                                  680      620
                                                     -------- --------
        Total Revenues                                60,753   57,856
                                                     -------- --------

COSTS AND EXPENSES
-----------------------------------------------------
  Direct Costs of Rental Operations:
    Depreciation of Rental Equipment                  12,019   10,858
    Rental Related Services                            5,093    4,960
    Other                                              7,598    8,006
                                                     -------- --------
        Total Direct Costs of Rental Operations       24,710   23,824
  Costs of Sales                                       6,526    7,329
                                                     -------- --------
        Total Costs                                   31,236   31,153
                                                     -------- --------
          Gross Profit                                29,517   26,703
  Selling and Administrative                          11,648   11,554
                                                     -------- --------
    Income from Operations                            17,869   15,149
  Interest                                             2,621    2,353
                                                     -------- --------
    Income Before Provision for Income Taxes          15,248   12,796
  Provision for Income Taxes                           5,947    4,991
                                                     -------- --------
    Income Before Minority Interest                    9,301    7,805
  Minority Interest in Loss of Subsidiary                (27)     (32)
                                                     -------- --------
       Net Income                                    $ 9,328  $ 7,837
                                                     ======== ========
Earnings Per Share:
  Basic                                              $  0.37  $  0.32
  Diluted                                            $  0.37  $  0.31
Shares Used in Per Share Calculation:
  Basic                                               25,114   24,866
  Diluted                                             25,387   25,604

Cash Dividends Declared Per Share                    $  0.18  $  0.16




                           MCGRATH RENTCORP
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)
----------------------------------------------------------------------
                                               March 31,  December 31,
                                               ---------- ------------
(in thousands)                                   2007        2006
----------------------------------------------------------------------

ASSETS
-----------------------------------------------
Cash                                           $     365    $     349
Accounts Receivable, net of allowance for
 doubtful accounts of $1,000 in 2007 and 2006     60,234       59,834

Rental Equipment, at cost:
  Relocatable Modular Buildings                  459,184      451,828
  Electronic Test Equipment                      199,699      186,673
                                               ---------- ------------
                                                 658,883      638,501
  Less Accumulated Depreciation                 (195,973)    (187,159)
                                               ---------- ------------
  Rental Equipment, net                          462,910      451,342
                                               ---------- ------------

Property, Plant and Equipment, net                58,393       58,146
Prepaid Expenses and Other Assets                 15,537       15,871
                                               ---------- ------------
        Total Assets                           $ 597,439    $ 585,542
                                               ========== ============

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------
Liabilities:
  Notes Payable                                $ 174,217    $ 165,557
  Accounts Payable and Accrued Liabilities        50,663       55,509
  Deferred Income                                 21,559       25,852
  Minority Interest in Subsidiary                  3,452        3,479
  Deferred Income Taxes, net                     109,235      104,353
                                               ---------- ------------
        Total Liabilities                        359,126      354,750
                                               ---------- ------------

Shareholders' Equity:
  Common Stock, no par value -
    Authorized -- 40,000 shares
    Issued and Outstanding -- 25,186 shares in
     2007 and 25,090 shares in 2006               36,690       33,963
  Retained Earnings                              201,623      196,829
                                               ---------- ------------
        Total Shareholders' Equity               238,313      230,792
                                               ---------- ------------
        Total Liabilities and Shareholders'
         Equity                                $ 597,439    $ 585,542
                                               ========== ============




                           MCGRATH RENTCORP
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED)
                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
(in thousands)                                       2007      2006
----------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
---------------------------------------------------
Net Income                                         $  9,328  $  7,837
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
    Depreciation                                     12,588    11,384
    Provision for Doubtful Accounts                      20        70
    Non-Cash Stock Compensation                         850       830
    Gain on Sale of Rental Equipment                 (2,057)   (2,489)
    Change In:
      Accounts Receivable                              (420)   12,548
      Prepaid Expenses and Other Assets                 334       743
      Accounts Payable and Accrued Liabilities       (4,809)   (1,293)
      Deferred Income                                (4,293)   (6,950)
      Deferred Income Taxes                           4,882     1,059
                                                   --------- ---------
        Net Cash Provided by Operating Activities    16,423    23,739
                                                   --------- ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
---------------------------------------------------
  Purchase of Rental Equipment                      (27,295)  (39,855)
  Purchase of Property, Plant and Equipment            (815)     (560)
  Proceeds from Sale of Rental Equipment              5,181     5,497
                                                   --------- ---------
        Net Cash Used in Investing Activities       (22,929)  (34,918)
                                                   --------- ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
---------------------------------------------------
  Net Borrowings Under Bank Lines of Credit           8,660    13,268
  Proceeds from the Exercise of Stock Options         1,407     1,256
  Excess Tax Benefit from Exercise and
   Disqualifying Disposition of Stock Options           471       582
  Payment of Dividends                               (4,016)   (3,480)
                                                   --------- ---------
        Net Cash Provided by Financing Activities     6,522    11,626
                                                   --------- ---------

        Net Increase in Cash                             16       447
Cash Balance, beginning of period                       349       276
                                                   --------- ---------
Cash Balance, end of period                        $    365  $    723
                                                   ========= =========

Interest Paid, during the period                   $  1,904  $  1,502
                                                   ========= =========
Income Taxes Paid, during the period               $    594  $  3,349
                                                   ========= =========
Dividends Declared, not yet paid                   $  4,533  $  3,992
                                                   ========= =========
Rental Equipment Acquisitions, not yet paid        $  8,847  $  7,758
                                                   ========= =========




Mobile Modular - Q1 2007 compared to Q1 2006 (Unaudited)

(dollar amounts in thousands)      Three Months Ended     Increase
                                       March 31,          (Decrease)
                                  -------------------- ---------------
                                    2007      2006         $       %
                                  --------- ---------- ---------  ----
Revenues
----------------------------------
Rental                            $ 23,836  $  21,408  $  2,428    11%
Rental Related Services              7,049      6,766       283     4%
                                  --------- ---------- ---------
   Rental Operations                30,885     28,174     2,711    10%
Sales                                4,166      4,763      (597)  -13%
Other                                  162        183       (21)  -11%
                                  --------- ---------- ---------
Total Revenues                    $ 35,213  $  33,120  $  2,093     6%
                                  --------- ---------- ---------

Gross Profit
----------------------------------
Rental                            $ 15,742  $  13,376  $  2,366    18%
Rental Related Services              2,320      2,238        82     4%
                                  --------- ---------- ---------
   Rental Operations                18,062     15,614     2,448    16%
Sales                                1,307      1,342       (35)   -3%
Other                                  162        183       (21)  -11%
                                  --------- ---------- ---------
Total Gross Profit                $ 19,531  $  17,139  $  2,392    14%
                                  --------- ---------- ---------

                                  --------- ---------- ---------
Pre-tax Income                    $ 11,182  $   9,063  $  2,119    23%
                                  --------- ---------- ---------

Other Information
----------------------------------
Depreciation of Rental Equipment  $  2,929  $   2,520  $    409    16%
Interest Expense Allocation       $  1,893  $   1,746  $    147     8%

Average Rental Equipment (1)      $412,202  $ 368,563  $ 43,639    12%
Average Rental Equipment on Rent
 (1)                              $335,017  $ 305,225  $ 29,792    10%
Average Monthly Total Yield (2)       1.93%      1.94%              0%
Average Utilization (3)               81.3%      82.8%             -2%
Average Monthly Rental Rate (4)       2.37%      2.34%              1%

Period End Rental Equipment (1)   $413,227  $ 369,530  $ 43,697    12%
Period End Utilization (3)            81.5%      82.1%             -1%
Period End Floors (1)               24,910     23,269     1,641     7%
----------------------------------------------------------------------

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average utilization for the period is calculated using the average costs of the rental equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.




TRS-RenTelco Segment - Q1 2007 compared to Q1 2006 (Unaudited)

(dollar amounts in thousands)        Three Months Ended    Increase
                                          March 31,        (Decrease)
                                     ------------------- -------------
                                       2007      2006        $     %
                                     --------- --------- -------- ----
Revenues
-------------------------------------
Rental                               $ 19,472  $ 18,263  $ 1,209    7%
Rental Related Services                   373       301       72   24%
                                     --------- --------- --------
   Rental Operations                   19,845    18,564    1,281    7%
Sales                                   4,091     4,479     (388)  -9%
Other                                     518       437       81   19%
                                     --------- --------- --------
Total Revenues                       $ 24,454  $ 23,480  $   974    4%
                                     --------- --------- --------

Gross Profit
-------------------------------------
Rental                               $  7,949  $  7,431  $   518    7%
Rental Related Services                     9      (131)     140  107%
                                     --------- --------- --------
   Rental Operations                    7,958     7,300      658    9%
Sales                                   1,451     1,714     (263) -15%
Other                                     518       437       81   19%
                                     --------- --------- --------
Total Gross Profit                   $  9,927  $  9,451  $   476    5%
                                     --------- --------- --------

                                     --------- --------- --------
Pre-tax Income                       $  4,288  $  3,992  $   296    7%
                                     --------- --------- --------

Other Information
-------------------------------------
Depreciation of Rental Equipment     $  9,090  $  8,338  $   752    9%
Interest Expense Allocation          $    878  $    718  $   160   22%

Average Rental Equipment (1)         $191,574  $156,687  $34,887   22%
Average Rental Equipment on Rent (1) $127,567  $108,833  $18,734   17%
Average Monthly Total Yield (2)          3.39%     3.89%          -13%
Average Utilization (3)                  66.6%     69.5%           -4%
Average Monthly Rental Rate (4)          5.09%     5.59%           -9%

Period End Rental Equipment (1)      $197,980  $159,460  $38,520   24%
Period End Utilization (3)               66.9%     70.6%           -5%
----------------------------------------------------------------------

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.


    Reconciliation of Net Income to EBITDA

    The Company presents EBITDA as a financial measure as management believes it provides useful information regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the business. EBITDA is defined by the Company as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock compensation. In addition, several of the loan covenants and the determination of the interest rate related to the Company's revolving line of credit are expressed by reference to this financial measure, similarly calculated. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company's profitability or liquidity. The Company's EBITDA may not be comparable to similarly titled measures presented by other companies. Since EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the following table reconciles EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States for the three and twelve months ended March 31, 2007 and 2006.



(dollar amounts in thousands)      Three Months
                                       Ended       Twelve Months Ended
                                     March 31,          March 31,
                                 ----------------- -------------------
                                    2007     2006      2007      2006
                                 -------- -------- --------- ---------
Net Income                       $ 9,328  $ 7,837  $ 42,569  $ 41,479
  Minority Interest in Income
   (Loss) of Subsidiary              (27)     (32)      285       145
  Provision for Income Taxes       5,947    4,991    25,166    25,188
  Interest                         2,621    2,353    11,028     8,524
                                 -------- -------- --------- ---------
Income from Operations            17,869   15,149    79,048    75,336
  Depreciation and Amortization   12,588   11,384    48,665    45,677
  Non-Cash Stock Compensation        850      830     3,145       874
                                 -------- -------- --------- ---------
EBITDA (1)                       $31,307  $27,363  $130,858  $121,887
                                 ======== ======== ========= =========

EBITDA Margin (2)                     52%      47%       49%       44%

1. EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and other non-cash stock compensation.
2. EBITDA Margin is calculated as EBITDA divided by total revenues for the period.



    CONTACT: McGrath RentCorp
             Keith E. Pratt, 925-606-9200
             Chief Financial Officer